UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2011

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01.	Other Events.

On November 30, 2011 Visteon Corporation (the “Company”) announced that it had entered into a non-binding memorandum of understanding with Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“YFV”), the Company’s existing Chinese joint venture. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This memorandum of understanding relates to a potential transaction that would combine the majority of the Company’s global interiors business with YFV. No specific terms of the transaction have been agreed to at this stage; however, the Company believes that the memorandum of understanding represents an important step in the Company’s exploration of potential avenues to consolidate certain of its global interiors operations. The memorandum of understanding indicates that the parties’ shared goal is to conclude negotiations by March 31, 2012. The timing and structure of such combination would be based on the specific jurisdiction where the Company presently conducts its interiors business. The consummation of the transactions contemplated by the memorandum of understanding would be subject to, among other things, the satisfactory outcome of due diligence by YFV on the Company’s interiors business, the receipt of all required governmental, union and third party consents and approvals for such transactions, arrangements to retain certain key employees of the Company, the negotiation and execution of licenses, leases and service and other agreements relating to shared facilities, intellectual property, other assets and employees, the execution of definitive agreements and the satisfaction of any other conditions precedent to such definitive agreements. Pursuant to the memorandum of understanding, the Company has agreed not to negotiate or provide information relating to the sale of its interiors business to any third party until March 31, 2012 without the written consent of YFV. There can be no assurance that definitive agreements will be entered into or that such transaction will be completed in the timetable or on the terms referred to above.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated November 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: December 12, 2011	By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Page
99.1	Press release dated November 30, 2011.